For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings For The Third Quarter of 2018

Midland Park, NJ - November 8, 2018 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today announced results for the three and nine months ended September 30, 2018. The Corporation reported net income of $2.2 million, or $0.25 per share, and $6.3 million, or $0.72 per share, for the three and nine months ended September 30, 2018, respectively, compared to $1.6 million, or $0.19 per share, and $3.9 million, or $0.51 per share, for the corresponding prior year periods.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge, stated, “We are pleased to report another profitable quarter for the Corporation. Results reflected a continued positive trend in the organic growth of both loans and deposits.”

Operating Results
For the three and nine months ended September 30, 2018, the Corporation reported net interest income of $7.2 million and $21.0 million, respectively, demonstrating continued improvement over the $6.8 million and $19.5 million realized in the equivalent prior year periods. Net interest income continues to benefit from a

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steady growth in assets that is being primarily driven by loan growth. Reflective of the current interest rate environment for the last several quarters, net interest margin continues to be relatively stable. "The Corporation has not participated in some of the unsustainable local competitive pricing pressures," noted Van Ostenbridge.

For both the three and nine months ended September 30, 2018, the Corporation recorded reversals of the allowance for loan losses resulting in negative provisions for loan losses of $490,000 and $1.6 million, respectively. This compares to positive provisions for loan losses of $20,000 and $580,000 for the three and nine months ended September 30, 2017, respectively. Notwithstanding the growth in the loan portfolio, the negative loan loss provisions reflect, in part, net recoveries of previously charged off loan balances of $41,000 and $747,000 for the three and nine months ended September 30, 2018, respectively. In addition, the negative provisions for loan losses reflect the continued improvement in the economic conditions and overall real estate climate in the primary business markets in which the Corporation operates. Van Ostenbridge commented, "Our allowance for loan losses to gross loans of 1.08% at September 30, 2018 is in line with peers."

Noninterest income for the three and nine months ended September 30, 2018 was $837,000 and $2.4 million, respectively, compared to $845,000 and $2.5 million in the same prior year periods. In connection with the establishment of a Small Business Administration ("SBA") department in late 2017, noninterest income for the three and nine months ended September 30, 2018 included $70,000 and $129,000, respectively, of gains from the sale of the guaranteed portion of newly originated SBA loans. Offsetting these gains, the three and nine months ended September 30, 2018 reflected $34,000 and $137,000, respectively, of negative mark to market adjustments of a CRA investment which is classified as an equity security. Such security has been owned for years for CRA purposes, but under accounting rules enacted earlier in 2018, equity securities now require a quarterly mark to market through the income statement.

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For the three and nine months ended September 30, 2018, noninterest expenses were $5.6 million and $16.5 million, respectively, compared to $5.0 million and $15.2 million in the comparable prior year periods. An increase in salaries and employee benefits is partially attributable to the costs associated with the establishment of the previously mentioned SBA Lending Department - fully staffed with experienced employees. Certain costs associated with the recent launch of a new and improved website (ASBnow.bank) are also included in noninterest expenses for the three and nine months ended September 30, 2018. Van Ostenbridge noted, "Additional expense is incurred to support continued growth in the balance sheet, but management remains committed to appropriately controlling our expenses.”

Results for the current year periods included the impact of a reduction in the Federal corporate income tax rate from 35% to 21% effective January 1, 2018 as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”). Partially offsetting the lower Federal corporate income tax rate was the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate income tax rate to 11.5% from 9% for taxable income of $1.0 million or more retroactively to January 1, 2018. For the current three and nine month periods the effective tax rate was 27.3% and 26.9%, respectively, compared to an effective tax rate of 37.2% and 36.9% for the three and nine months ended September 30, 2017, respectively.

Balance Sheet / Financial Condition
At September 30, 2018, total assets of $948.1 million reflected a $19.3 million increase from assets of $928.8 million at December 31, 2017. The growth in assets was primarily driven by organic loan originations which contributed to an $18.5 million increase in net loans. During the first nine months of 2018, the loan portfolio reflected unusually high prepayment activity.

At September 30, 2018, total deposits were $786.6 million, showing net growth of $22.5 million since

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December 31, 2017. The Corporation reported net growth of $17.4 million in noninterest-bearing accounts and $5.0 million in interest-bearing accounts.

The Corporation's regulatory capital levels all remain above the levels considered to be "well capitalized"
under the applicable regulations. The Tier 1 leverage ratio was 9.21% at September 30, 2018 compared to 8.88% at December 31, 2017. The total risk based capital ratio at September 30, 2018 and December 31, 2017 were 14.34% and 14.29%, respectively.

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick,
Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total over $10.1 million. We invite you to visit our website at www.ASBnow.bank for additional information.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Selected Financial Condition Data:
Cash and cash equivalents	$10,839	$13,529	$22,178	$21,270	$17,213
Securities available for sale	109,764	112,594	106,467	109,259	111,973
Securities held to maturity	62,227	58,471	51,894	52,442	53,323
Other equity investments	3,661	3,694	3,706	3,756	3,760
FHLB stock	3,552	3,087	3,039	3,715	3,919
Loans held for sale	—	607	—	370	688
Loans receivable:
Loans receivable, gross	729,475	722,148	708,169	711,720	691,953
Allowance for loan losses	(7,904)	(8,353)	(8,445)	(8,762)	(8,614)
Other, net	(483)	(484)	(448)	(397)	(422)
Loans receivable, net	721,088	713,311	699,276	702,561	682,917
Bank owned life insurance	21,498	21,360	21,222	21,084	20,943
Other assets	15,484	15,034	14,659	14,309	15,958
Total assets	$948,113	$941,687	$922,441	$928,766	$910,694

Noninterest-bearing deposits	$190,303	$188,343	$178,572	$172,861	$171,609
Interest-bearing deposits	596,263	603,718	593,644	591,238	569,352
Total deposits	786,566	792,061	772,216	764,099	740,961
Other borrowings	56,800	46,700	48,760	63,760	68,760
Subordinated debentures and
subordinated notes	23,366	23,350	23,333	23,317	23,301
Other liabilities	3,462	3,388	3,760	3,925	3,564
Total liabilities	870,194	865,499	848,069	855,101	836,586
Shareholders' equity	77,919	76,188	74,372	73,665	74,108
Total liabilities and shareholders' equity	$948,113	$941,687	$922,441	$928,766	$910,694

Gross loans to deposits	92.74%	91.17%	91.71%	93.14%	93.39%

Equity to assets	8.22%	8.09%	8.06%	7.93%	8.14%

Shares outstanding	8,678,454	8,676,843	8,674,890	8,652,804	8,645,316
Book value per share	$8.98	$8.78	$8.57	$8.51	$8.57

Asset Quality Data:
Nonaccrual loans	$1,271	$1,283	$1,136	$1,194	$806
Loans past due 90 days or more and
accruing	—	—	—	—	—
Total nonperforming loans	1,271	1,283	1,136	1,194	806
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$1,271	$1,283	$1,136	$1,194	$806

Nonperforming loans to total loans	0.17%	0.18%	0.16%	0.17%	0.12%
Nonperforming assets to total assets	0.13%	0.14%	0.12%	0.13%	0.09%
Allowance for loan losses to total gross
loans	1.08%	1.16%	1.19%	1.23%	1.24%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Selected Operating Data:
Interest income	$9,215	$8,400	$26,622	$23,767
Interest expense	2,013	1,577	5,589	4,230
Net interest income	7,202	6,823	21,033	19,537
Provision for loan losses	(490)	20	(1,605)	580
Net interest income after provision for loan losses	7,692	6,803	22,638	18,957
Noninterest income:
Fees and service charges	542	524	1,600	1,578
Bank owned life insurance	138	141	414	385
Gain on calls and sales of securities	—	1	6	1
Gain on sales of mortgage loans	12	68	43	123
Gain on sales of SBA loans	70	—	129	—
Gain on sale of other real estate owned	—	—	—	13
Miscellaneous	75	111	229	357
Total noninterest income	837	845	2,421	2,457
Noninterest expenses:
Salaries and employee benefits	3,198	2,843	9,436	8,567
Occupancy, net	426	414	1,271	1,216
Equipment	186	173	555	497
Data processing	489	444	1,451	1,369
Advertising	192	182	556	529
FDIC insurance premium	66	50	200	236
Charitable contributions	180	130	555	375
Bank-card related services	133	137	391	421
Other real estate owned, net	—	—	—	24
Miscellaneous	684	663	2,071	1,999
Total noninterest expenses	5,554	5,036	16,486	15,233
Income before income tax expense	2,975	2,612	8,573	6,181
Income tax expense	813	972	2,302	2,282
Net income	$2,162	$1,640	$6,271	$3,899

Weighted avg. no. of diluted common shares	8,677,445	8,643,737	8,670,662	7,656,942
Diluted earnings per common share	$0.25	$0.19	$0.72	$0.51

Return on average common equity	11.14%	8.83%	11.13%	8.02%

Return on average assets	0.90%	0.71%	0.90%	0.60%

Yield on average interest-earning assets	4.04%	3.80%	3.99%	3.83%
Cost of average interest-bearing liabilities	1.18%	0.94%	1.12%	0.89%
Net interest rate spread	2.86%	2.86%	2.87%	2.94%

Net interest margin	3.16%	3.09%	3.15%	3.15%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Selected Operating Data:
Interest income	$9,215	$8,868	$8,539	$8,463	$8,400
Interest expense	2,013	1,860	1,716	1,628	1,577
Net interest income	7,202	7,008	6,823	6,835	6,823
Provision for loan losses	(490)	(780)	(335)	75	20
Net interest and dividend income after provision for loan losses	7,692	7,788	7,158	6,760	6,803
Noninterest income:
Fees and service charges	542	551	507	533	524
Bank owned life insurance	138	138	138	141	141
Gain on calls and sales of securities	—	—	6	—	1
Gain on sales of mortgage loans	12	9	22	55	68
Gain on sales of SBA loans	70	59	—	—	—
Miscellaneous	75	102	52	121	111
Total noninterest income	837	859	725	850	845
Noninterest expenses:
Salaries and employee benefits	3,198	3,129	3,109	2,888	2,843
Occupancy, net	426	403	442	414	414
Equipment	186	188	181	176	173
Data processing	489	478	484	442	444
Advertising	192	207	157	171	182
FDIC insurance premium	66	70	64	86	50
Charitable contributions	180	195	180	240	130
Bank-card related services	133	131	127	130	137
Miscellaneous	684	703	684	521	663
Total noninterest expenses	5,554	5,504	5,428	5,068	5,036
Income before income tax expense	2,975	3,143	2,455	2,542	2,612
Income tax expense	813	842	647	2,494	972
Net income	$2,162	$2,301	$1,808	$48	$1,640

Weighted avg. no. of diluted common shares	8,677,445	8,675,868	8,658,506	8,648,191	8,643,737
Diluted earnings per common share	$0.25	$0.27	$0.21	$0.01	$0.19

Return on average common equity	11.14%	12.32%	9.92%	0.26%	8.83%

Return on average assets	0.90%	0.99%	0.80%	0.02%	0.71%

Yield on average interest-earning assets	4.04%	3.99%	3.94%	3.82%	3.80%
Cost of average interest-bearing liabilities	1.18%	1.12%	1.04%	0.97%	0.94%
Net interest rate spread	2.86%	2.87%	2.90%	2.85%	2.86%

Net interest margin	3.16%	3.16%	3.15%	3.09%	3.09%

Stewardship Financial Corporation
Non-GAAP Reconciliation
(dollars in thousands, except per share amounts)
(unaudited)

For the three months ended,
December 31, 2017

Net income	$48
Impact of Tax Act	1,420
Adjusted net income	$1,468

Weighted avg. no. of diluted common shares	8,648,191
Adjusted diluted earnings per common share	$0.17

Adjusted return on average common equity	7.82%

Adjusted return on average assets	0.63%